Exhibit 10.2

May 19, 2022

Joseph J. Aristone

Re: Retention Bonus

Dear Joseph:

In exchange for your commitments to PREIT Services, LLC (the “Company”) and your anticipated future contributions, the Company is pleased to offer you the following retention benefit:

1. Retention Bonus. The Company will pay you a retention bonus of 33.3% of your annual base salary in effect on the date of this letter agreement equal to $147,186, less all applicable withholdings and deductions required by law (a “Retention Bonus”) provided that you remain continuously employed in good standing by the Company or its affiliates from the date of this letter agreement through November 1, 2023 (the “Retention Date”).

2. Timing of Payment of Retention Bonus. Payment of the Retention Bonus shall be made in a single lump sum cash payment as soon as practicable (generally on the next regularly scheduled pay date following the Retention Date) but no later than thirty (30) days following the Retention Date.

3. Forfeiture of the Retention Bonus. You will forfeit any unpaid Retention Bonus if, prior to the Retention Date, your employment with the Company and its affiliates terminates for any reason.

4. No Right to Employment. This letter does not guarantee or imply any right to continued employment for any period. The Company and you acknowledge that your employment is and shall continue to be “at-will,” as defined under applicable law.

This letter agreement, for all purposes, shall be construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflicts-of-law principles. This letter contains the entire understanding between you and the Company with respect to your eligibility for the Retention Bonus and related terms, and it supersedes any prior discussions and understandings between you and the Company regarding the Retention Bonus. The terms described above may not be amended except by written document signed by you and an authorized executive of the Company. This letter may not be assigned by you. The Company may assign this letter in its discretion, including in connection with a merger or sale of equity or assets.

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If you have any questions, please do not hesitate to contact me directly. If you are in agreement with these terms, please execute and return this letter to Human Resources.

Sincerely,

PREIT SERVICES, LLC

By:	/s/ Joseph F. Coradino
Name: Joseph F. Coradino
Title: President

I hereby acknowledge and agree to the terms of this letter.

/s/ Joseph J. Aristone	Date: May 19, 2022
Joseph J. Aristone